Exhibit 3.2

AMENDMENT No. 2

TO THE AMENDED AND RESTATED BYLAWS

OF

INPIXON,

a Nevada corporation

Effective Date: September 12, 2021

This amendment No. 2 (this “Amendment”) to the amended and restated bylaws of Inpixon, a Nevada corporation (the “Corporation”), as amended by that certain Amendment No. 1 dated as of April 29, 2011 (the “Bylaws”), is made effective as of the date first above written in accordance with Article V, Section 2 of the Bylaws, and hereby amends the Bylaws as follows:

1. Name Change. Any and all references to the name of the Corporation are hereby changed to “Inpixon” throughout these Bylaws including the title of the Bylaws.

2. Postponement, Rescheduling, Cancellation, and Adjournment of Meetings. Section 6 of Article IV of the Bylaws is hereby amended by deleting and restating Section 6 in its entirety as follows:

“Section 6. Postponement, Rescheduling, Cancellation, and Adjournment of Meetings.

6.1 Except as otherwise restricted by the Articles of Incorporation of the Corporation or applicable law, any Stockholders’ meeting, annual or special, if previously scheduled by the Board of Directors may be postponed, rescheduled, or canceled by the Board of Directors.

6.2 Any Stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at such meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at such meeting.

6.3 When any meeting of Stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than 60 days from the date set for the original meeting, in which case the Board of Directors shall set a new record date. Notice of any adjourned meeting shall be given to each Stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Section 4 of this Article. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.”

3. Except as expressly modified by this Amendment, the Bylaws and all of the provisions contained therein shall remain in full force and effect.

4. The Bylaws, as modified by this Amendment, constitute the entire Bylaws of the Corporation.

5. In the event, any provisions of the Bylaws, as modified by this Amendment, require an amendment of the articles of incorporation of the Corporation (the “Articles of Incorporation”), such provision shall be in force and effect contemporaneously with the required amendment of the Articles of Incorporation being in force and effect.

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CERTIFICATION

The undersigned hereby certifies that the foregoing Amendment to the Bylaws of the Corporation was duly adopted on September 12, 2021.

By:	/s/ Wendy Loundermon
Name:	Wendy Loundermon
Title:	Secretary